Exhibit 99.1

Contact: Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS RECORD FOURTH QUARTER AND ANNUAL 2011 RESULTS AND 19%

DIVIDEND INCREASE

GREENSBORO, NC, February 9, 2012 – Lorillard, Inc. (NYSE: LO) announced today results for the quarter and year ended December 31, 2011.

Highlights

•

Fourth quarter adjusted (Non-GAAP) diluted earnings per share increased 26.4% versus last year to $2.20, and annual adjusted diluted earnings per share increased 16.2% versus last year to $7.88, both record amounts.

•	Fourth quarter reported (GAAP) diluted earnings per share increased 33.3% versus last year to $2.32. Annual reported diluted earnings per share increased 17.8% versus last year to $7.99.

•	Net sales in the fourth quarter increased 8.9% from last year to $1.618 billion. Annual net sales increased 9.0% versus last year to $6.466 billion.

•	Lorillard domestic wholesale shipments increased 5.5% in the fourth quarter versus last year compared to an estimated 2.7% decline in industry domestic wholesale shipments.

•	Total Lorillard retail market share increased 0.8 percentage points in the fourth quarter versus last year to 14.0%.

•	Lorillard’s Board of Directors approved a 19% increase in its quarterly dividend from $1.30 to $1.55 per share.

“Lorillard had an outstanding fourth quarter which helped the Company once again post record sales and profit for the full year of 2011. Fourth quarter gains in market share, pricing realization and margins resulting from the Company’s strategic initiatives implemented during 2011 all contributed to the strong quarter and year,” said Murray S. Kessler, Chairman, CEO & President. “Importantly, the Company remains bullish on 2012 and its ability to continue to deliver industry leading fundamentals and therefore increased its dividend by 19%.”

Financial Results Summary

(Unaudited) (Amounts in Millions, Except Per Share Data)

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Net sales	$1,618	$1,486	$6,466	$5,932

Operating income
Reported (GAAP)	$530	$433	$1,892	$1,725
Adjusted (Non-GAAP)	505	433	1,867	1,725

Net income
Reported (GAAP)	$310	$259	$1,116	$1,029
Adjusted (Non-GAAP)	295	259	1,101	1,029

Diluted earnings per share
Reported (GAAP)	$2.32	$1.74	$7.99	$6.78
Adjusted (Non-GAAP)	2.20	1.74	7.88	6.78

Adjusted results exclude the favorable impact on tobacco settlement expense of $25 million resulting from a competitor’s adoption of mark-to-market pension accounting in the fourth quarter of 2011. Tobacco settlement expenses are impacted by a number of factors including industry profits, which were significantly reduced in the fourth quarter by this accounting change. See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release for further discussion of this adjustment.

Fourth Quarter 2011 Results

Net sales increased $132 million to $1.618 billion in the fourth quarter of 2011, compared to $1.486 billion in the fourth quarter of 2010, an increase of 8.9%. The increase resulted primarily from higher unit sales volume and higher average prices.

Adjusted gross profit was $613 million in the fourth quarter of 2011, or 37.9% of net sales, compared to $538 million, or 36.2% of net sales, in the fourth quarter of 2010. As detailed in the reconciliation table, adjusted gross profit excludes the favorable impact on tobacco settlement expense of $25 million resulting from a competitor’s adoption of mark-to-market pension accounting in the fourth quarter of 2011. The increase in adjusted gross profit and adjusted gross margin percentage reflects the increase in net sales and average net sales prices, partially offset by higher adjusted costs related to the State Settlement Agreements and higher Food and Drug Administration user fees. Reported gross profit was $638 million in the fourth quarter of 2011, or 39.4% of net sales.

Total Lorillard wholesale shipment volume for the fourth quarter of 2011, which includes Puerto Rico and U.S. Possessions, increased 5.6% compared to the fourth quarter of 2010 to 10.0 billion units. Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, increased 5.5% for the same period. Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 4.3%, while domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 15.8% in the fourth quarter of 2011 compared to the fourth quarter of 2010. Total cigarette industry domestic wholesale shipments decreased an estimated 2.7% for the fourth quarter of 2011 compared to the fourth quarter of 2010. See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail, Lorillard’s domestic retail market share once again posted gains in the fourth quarter of 2011, increasing 0.8 share points to a market share of 14.0%. Newport’s domestic retail market share reached 11.7% for the fourth quarter of 2011, an increase of 0.6 share points compared to the fourth quarter of 2010. Continued share gains are attributable to the Company’s strategic initiatives including the launch of Newport Non-Menthol, geographic expansion of Newport Menthol and continued double digit retail shipment growth on Maverick.

Selling, general and administrative costs increased $3 million to $108 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 primarily as a result of higher compensation costs, partially offset by lower legal costs related to the Engle Progeny litigation and lower marketing and other costs related to the Company’s strategic initiatives, including market research and advertising support of Newport Non-Menthol.

Interest expense increased $7 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 and reflects interest on the senior notes issued in the third quarter of 2011.

Lorillard’s effective income tax rate was 37.5% in the fourth quarter of 2011 compared to 36.3% in the fourth quarter of 2010. The increase is primarily due to higher pre-tax income in the fourth quarter of 2011 and an increase in income earned in states with higher effective tax rates.

Adjusted net income in the fourth quarter of 2011 was $295 million, or $2.20 per share (diluted), compared to $259 million, or $1.74 per share (diluted), in the fourth quarter of 2010. The 26.4% increase in adjusted diluted earnings per share for the fourth quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.22 to the increase in earnings per share. Reported net income in the fourth quarter of 2011 was $310 million, or $2.32 per share (diluted).

2011 Results

Net sales were $6.466 billion in 2011, compared to $5.932 billion in 2010, an increase of 9.0%. The increase resulted from higher unit sales volume and higher average prices, partially offset by introductory promotional pricing of Newport Non-Menthol.

Adjusted gross profit was $2.318 billion in 2011, or 35.8% of net sales, compared to $2.123 billion, or 35.8% of net sales, in 2010. As detailed in the reconciliation table, adjusted gross profit excludes the favorable impact on tobacco settlement expense of $25 million resulting from a competitor’s adoption of mark-to-market pension accounting in the fourth quarter of 2011. The increase in adjusted gross profit and adjusted gross margin percentage reflects the increase in net sales and average net sales prices, partially offset by higher adjusted costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees. Reported gross profit was $2.343 billion in 2011, or 36.2% of net sales.

Total Lorillard wholesale shipment volume for 2011, which includes Puerto Rico and U.S. Possessions, increased 6.9% compared to 2010 to 40.7 billion units. Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, also increased 6.9% for the same period. Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 6.1%, while domestic wholesale shipments for Maverick increased 16.0% in 2011 compared to 2010. Total cigarette industry domestic wholesale shipments decreased an estimated 3.5% for 2011 compared to 2010. See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s EXCEL shipment data, Lorillard’s domestic retail market share for the year totaled a record 14.1%, up 1.2 share points from 2010.

Selling, general and administrative costs increased $53 million, or 13.3% in 2011 to $451 million compared to 2010. The increase in 2011 is primarily a result of higher legal costs related to the Engle Progeny litigation. In addition, certain other selling, general and administrative costs increased due to higher compensation costs and higher administrative costs incurred in support of strategic initiatives, including market research and advertising costs related to the launch of Newport Non-Menthol, as well as costs incurred in support of the Company’s position and industry reports to the FDA regarding the use of menthol in cigarettes.

Interest expense increased $31 million in 2011 compared to 2010 and reflects interest on the senior notes issued in the third quarter of 2011 and the second quarter of 2010.

Lorillard’s effective income tax rate was 37.0% in 2011 compared to 37.1% in 2010. The decrease is primarily due to state tax law changes enacted during the second quarter of 2011 as well as the settlement of certain state and federal tax matters.

Adjusted net income in 2011 was $1.101 billion, or $7.88 per share (diluted), compared to $1.029 billion, or $6.78 per share (diluted) in 2010. The 16.2% increase in diluted earnings per share for 2011 includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.63 to the increase in earnings per share. Reported net income in 2011 was $1.116 billion, or $7.99 per share (diluted).

Dividend Declaration

Lorillard announced today that its Board of Directors approved a 19% increase in the quarterly dividend on its common stock from $1.30 per share to $1.55 per share. The dividend is payable on March 9, 2012 to stockholders of record as of March 1, 2012. This marks the second increase in the Company’s dividend rate in the past year and the fourth dividend increase since Lorillard became an independent publicly traded company in June 2008.

Additional News

During the fourth quarter of 2011, the Company repurchased approximately 3.3 million shares at a cost of $366 million under the $750 million share repurchase program announced on August 12, 2011. As of December 31, 2011, the maximum dollar value of shares that could yet be purchased under this program was $187 million.

Conference Call

A conference call to discuss the 2011 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Standard Time on Thursday, February 9, 2012. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 41255791.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 41255791. The conference call will be available for replay in its entirety through February 16, 2012.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
(Amounts in millions, except per share data)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales (a)	$1,618	$1,486	$6,466	$5,932
Cost of sales (a) (b)	980	948	4,123	3,809

Gross profit	638	538	2,343	2,123
Selling, general and administrative	108	105	451	398

Operating income	530	433	1,892	1,725
Investment income	1	1	3	4
Interest expense	(35)	(28)	(125)	(94)

Income before income taxes	496	406	1,770	1,635
Income taxes	186	147	654	606

Net income	$310	$259	$1,116	$1,029

Earnings per share:
Basic	$2.32	$1.74	$8.00	$6.78
Diluted	$2.32	$1.74	$7.99	$6.78

Weighted average number of shares outstanding:
Basic	133.26	148.49	139.11	151.59
Diluted	133.56	148.76	139.35	151.79

Supplemental information:

(a) Includes excise taxes.	$493	$466	$2,014	$1,879

(b) Cost of sales includes:

— Reported charges to accrue obligations under the State Settlement Agreements	294	300	1,307	1,212

— Charges to accrue obligations under the Federal Assessment for Tobacco Growers.	27	27	120	111

— Charges to accrue Food and Drug Administration user fees	16	14	61	35

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	September 30,	September 30,
	December 31, 2011	December 31, 2010
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$1,634	$2,063
Accounts receivable, less allowances of $2 and $3	10	9
Other receivables	83	68
Inventories	277	277
Deferred income taxes	535	503
Other current assets	25	15

Total current assets	2,564	2,935
Plant and equipment, net	262	243
Prepaid pension assets	—	66
Deferred income taxes	54	6
Other assets	128	46

Total assets	$3,008	$3,296

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$32	$27
Accrued liabilities	296	333
Settlement costs	1,151	1,060
Income taxes	6	6

Total current liabilities	1,485	1,426
Long-term debt	2,595	1,769
Postretirement pension, medical and life insurance benefits	388	284
Other liabilities	53	42

Total liabilities	4,521	3,521

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued –175 million and 174 million shares (outstanding 132 million and 147 million shares)	2	2
Additional paid-in capital	266	242
Retained earnings	2,059	1,666
Accumulated other comprehensive loss	(228)	(109)
Treasury stock at cost, 43 million and 27 million shares	(3,612)	(2,026)

Total shareholders’ deficit	(1,513)	(225)

Total liabilities and shareholders’ deficit	$3,008	$3,296

Lorillard, Inc. and Subsidiaries

Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,			Year Ended December 31,
(Units in thousands)	2011	2010	% Chg	2011	2010	% Chg

Full Price Brands

Total Newport	8,190,476	7,851,049	4.3	33,741,402	31,803,651	6.1
Total Kent	48,750	56,928	-14.4	203,436	250,290	-18.7
Total True	52,542	57,678	-8.9	215,394	253,139	-14.9
Total Max	—	—	N/A	—	11,268	-100.0

Total Full Price Brands	8,291,768	7,965,655	4.1	34,160,232	32,318,348	5.7

Price/Value Brands

Total Old Gold	128,214	135,060	-5.1	553,248	529,536	4.5
Total Maverick	1,386,047	1,197,318	15.8	5,320,931	4,585,062	16.0

Total Price/Value Brands	1,514,261	1,332,378	13.7	5,874,179	5,114,598	14.9

Total Domestic Cigarettes	9,806,029	9,298,033	5.5	40,034,411	37,432,946	6.9

Total Puerto Rico and U.S. Possessions	178,248	157,980	12.8	695,880	674,083	3.2

Grand Total	9,984,277	9,456,013	5.6	40,730,291	38,107,029	6.9

Notes:

1.	This information is unaudited and is not adjusted for returns or the impact of wholesale trade inventory fluctuations.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.
5.	The three months ended December 31, 2011 contained one less shipping day than the comparable period ended December 31, 2010.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Market Share Data (1)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Pt Chg	2011	2010	Pt Chg

Lorillard	14.0	13.2	0.8	14.1	12.9	1.2
Newport	11.7	11.1	0.6	11.9	10.9	1.0
Total Industry Menthol	30.7	30.2	0.5	30.6	30.0	0.6
Total Lorillard Share of Menthol Segment	38.7	37.9	0.8	39.1	38.4	0.7
Newport Share of Menthol Segment	35.6	35.3	0.3	36.2	36.0	0.2

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

(Unaudited)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating profit, adjusted net income and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported gross profit, reported operating profit, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and twelve months ended December 31, 2011. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustment to reported results summarized below removes the favorable impact of mark-to-market pension accounting adopted by Reynolds American in the fourth quarter of 2011 on Lorillard’s tobacco settlement expense, which is included in cost of sales on the accompanying consolidated condensed statements of income. Amounts due under the State Settlement Agreements are impacted by a number of factors, including industry volume, market share, and industry operating profits. As a result of the accounting change recently announced by Reynolds American and the resulting mark-to-market adjustment reported in their 2011 fourth quarter results, the industry operating profits, as defined in the Agreements, were reduced. As a result, our costs related to the State Settlement Agreements for 2011 are lower than 2010. The reduction in our costs associated with the mark-to-market adjustment reported by Reynolds American amounted to approximately $3 million and was recorded in the fourth quarter of 2011. In addition, industry operating profits reported in prior years were reduced as a result of the restatement arising from Reynolds American’s accounting change, which had the effect of further reducing the amounts due under the State Settlement Agreements by approximately $22 million. If significant mark-to-market adjustments are reported by industry participants in the future, our costs related to the State Settlement Agreements could be affected, either up or down. After adjusting for the impact on our costs of the Reynolds American mark-to-market adjustment in 2011, operating income was $505 million for the fourth quarter of 2011. Adjusted operating income in the fourth quarter of 2011 increased 16.6% compared to the fourth quarter of 2010. Adjusted diluted earnings per share in the 2011 fourth quarter increased 26.4% compared to the prior year to $2.20.

Three months ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,
	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$638	$530	$310	$2.32
GAAP results include the following:
Impact of RAI mark-to-market adjustments on Lorillard’s tobacco settlement expense included in cost of sales	(25)	(25)	(15)	(0.12)

Adjusted (Non-GAAP) results	$613	$505	$295	$2.20

Year ended December 31, 2011

	September 30,	September 30,	September 30,	September 30,
	Gross Profit	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$2,343	$1,892	$1,116	$7.99
GAAP results include the following:
Impact of RAI mark-to-market adjustments on Lorillard’s tobacco settlement expense included in cost of sales	(25)	(25)	(15)	(0.11)

Adjusted (Non-GAAP) results	$2,318	$1,867	$1,101	$7.88